                                                                   EXHIBIT 10.12

================================================================================

                         SECURITIES PURCHASE AGREEMENT

                                    BETWEEN

                             QUANTA SERVICES, INC.

                                      AND

                             UTILICORP UNITED INC.

                         DATED AS OF SEPTEMBER 21, 1999

================================================================================

                               TABLE OF CONTENTS

                                                                        Page No.
ARTICLE I       DEFINITIONS.............................................   1
 Section 1.01   Definitions.............................................   1
 Section 1.02   Accounting Procedures and Interpretation................   8
ARTICLE II AGREEMENT TO SELL AND PURCHASE...............................   8
 Section 2.01   Authorization of Shares.................................   9
 Section 2.02   Sale and Purchase.......................................   9
 Section 2.03   Closing.................................................   9
 Section 2.04   Delivery................................................   9
 Section 2.05   Conversion..............................................   9
ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   9
 Section 3.01   Corporate Existence.....................................   9
 Section 3.02   Company SEC Documents...................................  10
 Section 3.03   No Material Adverse Change..............................  10
 Section 3.04   Litigation..............................................  11
 Section 3.05   No Breach...............................................  11
 Section 3.06   Authority...............................................  11
 Section 3.07   Approvals...............................................  12
 Section 3.08   Employee Benefit Matters................................  12
 Section 3.09   Taxes...................................................  12
 Section 3.10   Assets..................................................  12
 Section 3.11   No Material Misstatements...............................  12
 Section 3.12   Investment Company Act..................................  13
 Section 3.13   Public Utility Holding Company Act......................  13
 Section 3.14   No Violation............................................  13
 Section 3.15   Environmental Matters...................................  13
 Section 3.16   Insurance...............................................  14
 Section 3.17   Capitalization..........................................  14
 Section 3.18   Conversion Shares.......................................  14
 Section 3.19   Certain Fees............................................  15
 Section 3.20   Licenses................................................  15

 Section 3.21   Undisclosed Liabilities.................................  15
 Section 3.22   Labor Relations.........................................  15
 Section 3.23   Year 2000 Compliance....................................  15
ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........  16
 Section 4.01   Investment..............................................  16
 Section 4.02   Nature of Purchaser.....................................  16
 Section 4.03   Receipt of Information; Authorization...................  17
 Section 4.04   Anti-Hedging............................................  17
 Section 4.05   Restricted Securities...................................  17
 Section 4.06   Certain Fees............................................  17
 Section 4.07   No Implied Representations..............................  17
ARTICLE V       CONDITIONS TO CLOSING...................................  17
 Section 5.01   Conditions to the Purchaser's Obligation to Purchase
                the Shares..............................................  18
 Section 5.02   Conditions to Obligations of the Company................  20
ARTICLE VI      COVENANTS...............................................  20
 Section 6.01   Financial Statements and Reports........................  20
 Section 6.02   Maintenance, Etc........................................  22
 Section 6.03   Further Assurances......................................  22
 Section 6.04   Efforts; Performance of Obligations.....................  22
 Section 6.05   Shares..................................................  22
 Section 6.06   Insurance...............................................  22
 Section 6.07   Use of Proceeds.........................................  23
 Section 6.08   Notification of Certain Matters.........................  23
 Section 6.09   Co-operation upon Purchaser's Exit......................  23
 Section 6.10   Co-operation Upon Purchaser's Acquisition of Common
                Stock...................................................  23
 Section 6.11   Assistance in Purchasing Common Stock...................  23
 Section 6.12   Extent of Permitted Dilution............................  23
 Section 6.13   Termination of Certain Covenants........................  23
 Section 6.14   Enforceability of Basic Documents.......................  24
 Section 6.15   Nomination of UtiliCorp Director Designee(s)............  24

ARTICLE VII     MISCELLANEOUS...........................................  24
 Section 7.01   Interpretation and Survival of Provisions...............  24
 Section 7.02   Indemnification, Costs and Expenses.....................  24
 Section 7.03   No Waiver; Modifications in Writing.....................  27
 Section 7.04   Binding Effect; Assignment..............................  27
 Section 7.05   Replacement Securities..................................  28
 Section 7.06   Communications..........................................  28
 Section 7.07   Governing Law...........................................  29
 Section 7.08   Arbitration.............................................  29
 Section 7.09   Execution in Counterparts...............................  29

Exhibits:

  Exhibit A  -  Certificate of Designation
  Exhibit B  -  Form of Opinions of Counsel to the Company
  Exhibit C  -  Investor's Rights Agreement
  Exhibit D  -  Fee Letter Agreement
  Exhibit E  -  Strategic Alliance Agreement
  Exhibit F  -  Stockholder's Voting Agreement

Schedules:

  Schedule 3.01 -   Subsidiaries
  Schedule 3.03 -   Material Adverse Change
  Schedule 3.04 -   Litigation
  Schedule 3.05 -   No Breach
  Schedule 3.07 -   Approvals
  Schedule 3.09 -   Taxes
  Schedule 3.15 -   Environmental Matters
  Schedule 3.16 -   Insurance
  Schedule 3.17 -   Capitalization
  Schedule 3.20 -   Licenses
  Schedule 3.21 -   Undisclosed Liabilities
  Schedule 3.22 -   Labor Relations


                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------


     SECURITIES PURCHASE AGREEMENT, dated as of September 21, 1999 (this "Agreement"), by and between QUANTA SERVICES, INC., a Delaware corporation (the "Company"), and UTILICORP UNITED INC., a Delaware corporation ("Purchaser").

     In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                  ARTICLE I.

                                  DEFINITIONS



     Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "AAA" shall have the meaning specified in Section 7.08.

     "Action" against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

     "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

     "Arbitrators" shall have the meaning specified in Section 7.08.

     "Basic Documents" means, collectively, this Agreement, the Investor's Rights Agreement, the Strategic Alliance Agreement, the Certificate of Designation, the Stockholder's Voting Agreement and any and all other agreements or instruments executed and delivered to Purchaser by the Company or any Subsidiary or Affiliate of the Company on even date herewith, or any amendments, supplements, continuations or modifications thereto.

     "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act in effect on the date hereof.

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Houston, Texas, or New York, New York.

     "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

     "CERCLA" shall have the meaning specified in the definition of Environmental Laws in this Section 1.01.

     "Certificate of Designation" shall have the meaning specified in Section 2.01.

     "Change in Control" shall be deemed to have occurred if (i) any Person acquires, directly or indirectly, the Beneficial Ownership of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all the then outstanding voting securities of Company entitled to vote generally in the election of directors; or (ii) individuals who on the Closing Date constitute the Company's Board of Directors, or their successors approved in accordance with the terms below, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by vote of at least 2/3rds of the directors then still in office who were directors on the Closing Date or their successors approved in accordance with the terms hereof.

     "Claims" shall have the meaning specified in the definition of Environmental Claims in this Section 1.01.

     "Closing" shall have the meaning specified in Section 2.03.

     "Closing Date" means the date upon which a Closing occurs as provided in
Section 2.03.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the common stock, par value $0.00001 per share, of the Company or such other class of securities as shall, after the date of this Agreement, constitute the common equity of the Company.

     "Company" shall have the meaning specified in the introductory paragraph.

     "Company SEC Documents" shall have the meaning specified in Section 3.02.

     "Consolidated Net Income" means, for any period, the net income (or loss), after provision for taxes, of the Company and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

     "Consolidated Subsidiaries" shall mean each Subsidiary of the Company (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

     "Conversion Shares" shall mean those shares of Capital Stock as such term is defined in Section 2.01.

     "Delist" or "Delisted" shall mean the delisting of the shares of stock of a corporation from the exchange such shares are traded on.

     "Dispute" shall have the meaning specified in Section 7.08.

     "Effective Date" means the date this Agreement is executed by all the parties hereto.

     "Employee Plan" means any employee benefit plan, program or policy including thrift plans, stock purchase plans, stock bonus plans, stock options plans, employee stock ownership plans or other incentive or profit sharing arrangements for the benefit of employees, officers or directors of the Company or its Affiliates, with respect to which the Company or any ERISA Affiliate may have any liability or any obligation to contribute, including a Plan or a Multiemployer Plan.

     "Enron Affiliates" means Enron Capital & Trade Resources Corp., a Delaware corporation, Joint Energy Development Investments II Limited Partnership, a Delaware limited partnership, and ECT Merchant Investment Corp., a Delaware corporation, or other persons succeeding to an interest in the Enron Notes.

     "Enron Notes" means those certain Convertible Subordinated Notes issued by the Company to Enron Capital & Trade Resources Corp. in the amount of $12,337,500 and Joint Energy Development Investments II Limited Partnership in the amount of $37,012,500, dated in each case as of October 5, 1998, pursuant to that certain Securities Purchase Agreement, dated September 29, 1998, among certain of the Enron Affiliates and the Company (the "Enron Purchase Agreement").

     "Enron Purchase Agreement" shall have the meaning specified in the definition of Enron Notes in this Section 1.01.

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violations, formal investigations or proceedings relating to any Environmental Law ("Claims") or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release or threatened release of Hazardous Materials.

     "Environmental Laws" means any and all Government Requirements pertaining to the environment in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, including, without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. As used in the provisions hereof relating to Environmental Laws, the term "oil" has the meaning specified in OPA; the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of the Company or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company or any Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     "Exchangeable Securities" shall mean a security of any type, including but not limited to debt, warrants or other rights, issued by the Company and representing the right to acquire shares of Common Stock from the Company upon exchange, conversion or exercise thereof.

     "Fee" shall have the meaning specified in Section 5.01(h).

     "Financial Statements" means the financial statement or statements described or referred to in Section 3.02.

     "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

     "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, the Subsidiaries or any of their Property or any Purchaser.

     "Government Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (in the case of banking regulatory authorities whether or not having the force of law), including without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls of any Governmental Authority.

     "Hazardous Material" shall have the meaning assigned to the term Hazardous Substance in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall include any substance defined as "hazardous" or "toxic" or words used in place thereof under any Environmental Law applicable to the Company or any of its Subsidiaries.

     "HSR Fees" shall have the meaning specified in Section 5.01(h).

     "Indemnified Party" shall have the meaning specified in Section 7.02(d).

     "Indemnity Matters" shall have the meaning specified in Section 7.02(a).

     "Investor's Rights Agreement" means the Investor's Rights Agreement, to be entered into on the Closing Date, between the Company and Purchaser relating to the registration of the Conversion Shares for public distribution, among other things.

     "Legal Fees"  shall have the meaning specified in Section 5.01(h).

     "Licenses" shall have the meaning specified in Section 3.20.

     "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

     "Material Adverse Effect" means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Company and its Subsidiaries taken as a whole, from those reflected in the Financial Statements or from the facts represented or warranted in any Basic Document, (ii) the ability of the Company and its Subsidiaries taken as a whole to carry out their business as of the Closing Date or as proposed as of the Closing Date to be conducted to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of the Company to consummate the transactions under this Agreement and the other Basic Documents.

     "Multiemployer Plan" means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

     "NYSE" shall have the meaning specified in Section 3.06.

     "Obligations" means any and all amounts, liabilities and obligations owing from time to time by Company to Purchaser, pursuant to any of the Basic Documents and all renewals, extensions and/or rearrangements thereof, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

     "OPA" shall have the meaning specified in the definition of Environmental Laws in this Section 1.01.

     "Person" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

     "Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Company, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Company, any Subsidiary or an ERISA Affiliate.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Public Offering" shall mean a firm commitment underwritten public offering registered under the Securities Act pursuant to a registration statement which has been declared effective by the Commission under the Securities Act.

     "Purchaser" has the meaning set forth in the introductory paragraph.

     "RCRA" shall have the meaning specified in the definition of Environmental Laws in this Section 1.01.

     "Related Parties" shall have the meaning specified in Section 7.02(a).

     "Responsible Officer" means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and the Chief Financial Officer of such Person.

Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company.

     "Securities" means the Series A Preferred Stock and, when issued, the Conversion Shares.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     "Senior Credit Agreement" means the Credit Agreement dated as of June 14, 1999, among the Company, the Senior Loan Agent, and the Senior Lenders, as it may from time to time be amended, modified, supplemented or increased from time to time, and any Credit Agreement or similar agreement executed in connection with any refinancing of the Senior Loan.

     "Senior Indebtedness" shall mean all obligations, including the obligation to pay principal and accrued interest, arising under the Senior Loan Documents.

     "Senior Lenders" means each of the lenders from time to time under the Senior Credit Agreement.

     "Senior Loan" shall mean, collectively, any advance or advances of principal made by the Senior Lenders to the Company under the Senior Credit Agreement and the other Senior Loan Documents and all accrued but unpaid interest thereon.

     "Senior Loan Agent" means NationsBank, N.A. doing business as Bank of America, N.A., and any substitute agent, as agent under the Senior Credit Agreement, and any agent, if any, under any refinancing arrangement of the Senior Loan.

     "Senior Loan Documents" means the Senior Credit Agreement and all promissory notes, collateral documents and other agreements, documents and instruments executed or delivered in connection therewith, as such agreements may be amended, modified or supplemented from time to time.

     "Series A Preferred Stock" means the Series A convertible preferred stock, par value $0.00001 per share, of the Company to be issued to Purchaser pursuant to Article II of this Agreement.

     "Share Calculation Date" shall have the meaning specified in Section 3.17.

     "Share Issuance Obligations" shall have the meaning specified in Section 3.17.

     "Shares" shall have the meaning specified in Section 2.01.

     "Special Entity" means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation, in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to "control" such second Person (e.g., a sole general partner controls a limited partnership).

     "Stockholders Rights Plan" means any plan adopted by the Company which (a)
(i) grants to the Company's then-current stockholders the right (in whatever form) to purchase or otherwise obtain additional stock in the Company, or (ii) otherwise deters or thwarts (or attempts to deter or thwart) an unsolicited offer by a third party to acquire control of the Company and (b) could have the effect of diluting the Purchaser's then-existing percentage interest in the Company.

     "Stockholder's Voting Agreement" means the Stockholder's Voting Agreement, to be entered into on the Closing Date, among Purchaser, the Company, and certain stockholders of the Company relating to the vote by such stockholders at meetings of stockholders.

     "Strategic Alliance Agreement" means the Strategic Alliance Agreement, to be entered into on the Closing Date, between the Company and Purchaser regarding the provision by the Company of services to Purchaser, among other things.

     "Subsidiary" means (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by a Person or one or more of its Subsidiaries or by a Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Company.

     "UtiliCorp's Fully Diluted Ownership Ratio" shall have the meaning specified in subsection 3(b)(ii) of the Certificate of Designation.

     "Year 2000 Compliant" shall have the meaning specified in Section 3.23.

     Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Financial Statements and certificates and reports as to financial matters required to be furnished to Purchaser hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Certificate of Designation or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

                                  ARTICLE II.
                         AGREEMENT TO SELL AND PURCHASE

     Section 2.01 Authorization of Shares. On or prior to the Closing, the Company shall have authorized (a) the initial sale and issuance to Purchaser of 1,860,000 shares of Series A Preferred Stock (the "Shares") and (b) the issuance of shares of Common Stock upon conversion of the Shares (the "Conversion Shares"). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation, Rights, and Limitations of the Series A Preferred Stock of the Company in the form attached hereto as Exhibit A (the "Certificate of Designation").

     Section 2.02 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2.03 below) the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Shares having a total purchase price of $186,000,000 at a purchase price of $100.00 per Share.

     Section 2.03 Closing. The execution of the Basic Documents, delivery of the certificate(s) representing the Shares, payment by Purchaser of the required consideration and all other instruments required by this Agreement (the "Closing") shall take place at 10:00 a.m. on the date of execution at the offices of the Company, 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056, or at such other time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date").

     Section 2.04 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser all of the Shares by delivery of a certificate or certificates evidencing the Shares to be purchased at the Closing, free and clear of any liens, encumbrances or interests of any other party other than those incurred by action or inaction of the Purchaser or its Affiliates, and Purchaser will make payment to the Company of the purchase price therefor by wire transfer of immediately available funds to an account designated by the Company.

     Section 2.05 Conversion. Purchaser shall have the right, at its option, to convert shares of Series A Preferred Stock into shares of Common Stock upon the terms and conditions (including antidilution adjustments) as more fully specified in the Certificate of Designation.

                                 ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company represents and warrants to Purchaser which representations and warranties shall survive the Closing for a period of two years, as follows:

     Section 3.01 Corporate Existence. The Company: (i) is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as its business is now being or as its business is proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of the Company, its Certificate of Incorporation, as amended and restated, or Bylaws, or, in the case of any Subsidiary, its Certificate of Incorporation, Bylaws or other organizational documents. Schedule 3.01 identifies each Subsidiary of the Company and the ownership of all outstanding Capital Stock of each such Subsidiary. Each of the Company's Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation and has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted. Each of the Company and each of its Subsidiaries that is a corporation is duly qualified or licensed and in good standing as a foreign corporation, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a Material Adverse Effect. Each Subsidiary of the Company that is not a corporation has been duly formed and is duly qualified or licensed and authorized to do business in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license or authorization would not have a Material Adverse Effect.

     Section 3.02 Company SEC Documents. Company has timely filed with the Commission all forms, registrations and proxy statements, reports, schedules and statements required to be filed by it since December 31, 1997 under the Exchange Act or the Securities Act (all documents filed since such date, collectively "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (in the case of registration statements and proxy statements, solely on the dates of effectiveness and the dates of mailing, respectively) (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the Closing Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     Section 3.03 No Material Adverse Change. Except as set forth in or contemplated by the Company SEC Documents filed with the Commission as of the date hereof or in Schedule 3.03, since June 30, 1999, each of Company and its Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that could reasonably be expected to have a Material Adverse Effect in the business or financial condition of Company and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Company and its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which Company and its subsidiaries participate or are engaged, (ii) Material Adverse Effect on the ability of Company to consummate the transactions contemplated hereby, (iii) declaration, setting aside or payment of any dividend or other distribution with respect to the Company's Capital Stock, (iv) acquisition or disposition of any material asset by the Company or any of its Subsidiaries or any contract or arrangement therefore, otherwise than for fair value in the ordinary course of business or as disclosed in the Company SEC Documents, or (v) material change in the Company's accounting principles, practices or methods.

     Section 3.04 Litigation. Except as set forth in the Company SEC Documents or as disclosed to Purchaser in Schedule 3.04, there is no Action pending or, to the knowledge of the Company, contemplated or threatened against or affecting the Company, any of its Subsidiaries or any of their respective officers, directors, properties or assets, which relates to or challenges the legality, validity or enforceability of this Agreement, any of the Basic Documents or any other documents or agreements executed or to be executed by the Company pursuant hereto or thereto or in connection herewith or therewith, or which (individually or in the aggregate) reasonably could be expected to have a Material Adverse Effect.

     Section 3.05 No Breach. The execution, delivery and performance by the Company of this Agreement, the Basic Documents and all other agreements and instruments to be executed and delivered by the Company pursuant hereto or thereto or in connection herewith or therewith, compliance by the Company with the terms and provisions hereof and thereof, the issuance of the Series A Preferred Stock by the Company and the application of the proceeds thereof in compliance herewith do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to the Company or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the charter or bylaws of the Company or its Subsidiaries, (c) require any consent (other than consents set forth on Schedule 3.05), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or (ii) any other such agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company or any of its Subsidiaries; with the exception of the conflicts stated in clause (b) of this Section 3.05, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.05 would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

     Section 3.06 Authority. The Company has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party; and the execution, delivery and performance by the Company of the Basic Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors' rights generally or by general principles of equity. No approval from the stockholders of the Company is required as a result of the Company's issuance of the Shares or the Conversion Shares or the listing of the Conversion Shares with the New York Stock Exchange (the "NYSE").

     Section 3.07 Approvals. Except as set forth in Schedule 3.07, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of this Agreement or any of the Basic Documents or the issuance by the Company of the Series A Preferred Stock or the Conversion Shares, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

     Section 3.08 Employee Benefit Matters. The Company and its Subsidiaries and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA or the Code and published interpretations thereunder with respect to all Employee Plans which are subject to ERISA or the Code, except where the failure to be in compliance would not reasonably be likely to have a Material Adverse Effect. No breach or violation of or default by the Company or any ERISA Affiliate under any Employee Plan has occurred which is reasonably likely to have a Material Adverse Effect.

     Section 3.09 Taxes. Except as set forth in Schedule 3.09, the Company and each of its Subsidiaries have timely and properly prepared and filed all necessary federal, state, local and foreign tax returns with respect to the Company and its Subsidiaries which are required to be filed (taking into consideration any extension periods) and have paid when due all taxes shown to be due thereon and have paid, or made adequate provision (in accordance with GAAP) for the payment of, all other taxes and assessments with respect to the Company and its Subsidiaries to the extent that the same shall have become due (taking into consideration any extension periods), except where the failure to file such returns or to pay, or make provision for the payment of, such taxes and assessments would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Schedule 3.09, the Company has no knowledge of any tax deficiency which has been asserted against the Company or any Subsidiary which the Company reasonably expects to have a Material Adverse Effect.

      Section 3.10 Assets. Neither the Company nor any of its Affiliates is a party to any contract, agreement, arrangement or understanding (other than this Agreement and the agreements entered into hereunder) that by its terms purports to obligate, restrict or otherwise bind Purchaser (as Affiliates of the Company or otherwise) including any area of mutual interest, exclusivity, non-competition or other similar agreement.

      Section 3.11 No Material Misstatements. None of the representations or warranties made by Company herein or in any Schedule hereto, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

     Section 3.12 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     Section 3.13 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 3.14 No Violation. Neither the Company nor any of its Subsidiaries is (a) in violation of its charter or bylaws, (b) in default (nor has an event occurred which, with notice or passage of time or both, would constitute such a default) under or in violation of any provision of any loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties may be bound, (c) a party to any order of any Governmental Authority arising out of any Action, which such violation, default or action in clauses (b) and (c) could reasonably be expected to have a Material Adverse Effect, (d) in violation of any statute, rule or regulation of any Governmental Authority or any governmental permit, which violation could reasonably be expected to (individually or in the aggregate) (x) affect the legality, validity or enforceability by Purchaser of this Agreement or any of the Basic Documents or (y) have a Material Adverse Effect.

     Section 3.15  Environmental Matters.

        (a) Environmental Laws. The Company and its Subsidiaries have complied with, and will be in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except where failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, to the knowledge of the Company, there are no pending, past or threatened Environmental Claims against the Company or any of its Subsidiaries or any property owned or operated by the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, to the knowledge of the Company, there are no conditions or occurrences on or emanating from any property owned or operated by the Company or any of its Subsidiaries or on any property adjoining or in the vicinity of any such property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any property owned or operated by the Company or any of its Subsidiaries or (ii) to cause any property owned or operated by the Company or any of its Subsidiaries to be subject to any material restrictions on the ownership, occupancy, the current or intended use or transferability of such property by the Company or any of its Subsidiaries under any applicable Environmental Law, except for any such condition or occurrence described in clauses (i) or (ii) which could not reasonably be expected to have a Material Adverse Effect.

        (b) Hazardous Materials. Except as set forth on Schedule 3.15, to the knowledge of the Company (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any property owned or operated by the Company or any of its Subsidiaries in a manner that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect, and (ii) Hazardous Materials have not at any time been released on or from any property owned or operated by the Company or any of its Subsidiaries in a manner that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect.

     Section 3.16 Insurance. Except as set forth in Schedule 3.16, Company and its Subsidiaries (for such time period after an entity became a Subsidiary of the Company) have policies of property and casualty insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been, nor any basis for Company to reasonably believe that a material claim will be, questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Schedule 3.16 identifies all risks, if any, of the Company or any of its Subsidiaries which are self-insured which might have a Material Adverse Effect.

     Section 3.17 Capitalization. The authorized Capital Stock of the Company consists of (a) 100,000,000 shares of Common Stock, par value $0.00001 per share, of which 31,679,990 shares are issued and outstanding as of the end of the day immediately preceding the Closing Date (the "Share Calculation Date");
(b) 3,345,333 shares of Limited Vote Common Stock, par value $0.00001 per share, of which 3,331,451 shares are issued and outstanding as of the Share Calculation Date; and (c) 10,000,000 shares of preferred stock, $0.00001 per share, of which 1,860,000 shares have been designated Series A Preferred Stock and, prior to the issuance of the Shares pursuant to this Agreement, no shares are issued and outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were issued free of preemptive rights. Except as set forth on Schedule 3.17 or pursuant to the Company's 1997 Stock Option Plan, the Company is not a party to any voting trust or other agreement with respect to the voting of its Capital Stock. Except as set forth in Schedule 3.17 or under the Company's 1997 Stock Option Plan for which there are 4,289,534 shares issuable under currently outstanding options as of the Share Calculation Date, there are as of the Share Calculation Date no (i) outstanding securities convertible into or exchangeable for Capital Stock of the Company or (ii) contracts, commitments, agreements, understandings or arrangements of any kind to which the Company is a party obligating the Company under any circumstance to issue any Capital Stock, or any securities convertible into or exchangeable for or rights to purchase or subscribe for Capital Stock of the Company, other than this Agreement (the "Share Issuance Obligations"). Schedule 3.17 reasonably sets forth information regarding the Share Issuance Obligations. Except as set forth on Schedule 3.17 neither the Company nor any of its Subsidiaries is a party to or bound by any agreement with respect to any of its securities which grants registration rights to any Person.

     Section 3.18 Conversion Shares. The Conversion Shares, when issued and delivered in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid, non-assessable, free of preemptive rights of other stockholders and free from all Liens

(except any Liens created or suffered to be created by Purchaser or its Affiliates) and will not be subject to any restriction on the voting or transfer thereof created by the Company, other than the restrictions set forth in Section
4.01 and Section 4.05 of this Agreement and pursuant to the Investor's Rights Agreement. The Company has duly and validly reserved the Conversion Shares for issuance upon conversion of the Shares.

     Section 3.19 Certain Fees. Except for the fees payable to Purchaser pursuant to this Agreement, no fees or commissions will be payable by the Company to brokers, finders, investment bankers, or Purchaser with respect to the issuance and sale of any of the Shares or the consummation of the transaction contemplated by this Agreement. The Company agrees that it will indemnify and hold harmless Purchaser from and against any and all claims, demands, or liabilities for broker's, finders, placement, or other similar fees or commissions incurred by the Company or alleged to have been incurred by the Company in connection with the issuance or sale of the Shares or the consummation of the transaction contemplated by this Agreement.

     Section 3.20 Licenses. Except as set forth in Schedule 3.20, each of the Company and its Subsidiaries holds all licenses, franchises, permits, consents, registrations, certificates and other approvals (including, without limitation, those relating to environmental matters and worker health and safety) (individually, a "License" and, collectively, "Licenses") required for the conduct of its business as now being conducted, except where the failure to hold any such License would not have a Material Adverse Effect.

     Section 3.21  Undisclosed Liabilities.   Except (a) as and to the extent
disclosed or reserved against on the consolidated balance sheet of Company as of June 30, 1999 or the notes thereto included in the Company SEC Documents or otherwise disclosed in the Company SEC Documents filed with the Commission as of the date hereof (b) those incurred in connection with the execution of the Basic Documents (c) obligations incurred in the ordinary course of business subsequent to June 30, 1999 or (d) as set forth in Schedule 3.21, neither Company nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and that would be required by GAAP to be disclosed and that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

     Section 3.22 Labor Relations. Except as disclosed on Schedule 3.22, there is no unfair labor practice litigation involving the Company or any of its subsidiaries either pending before the National Labor Relations Board or a court or, to the knowledge of Company, threatened against Company or any of its subsidiaries. Except as disclosed on Schedule 3.22, there is no labor strike, dispute, slowdown or stoppage, either pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries, nor has the Company experienced any such labor interruptions over the past two years. The Company considers its relationship with its employees to be good.

     Section 3.23 Year 2000 Compliance. All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (jointly and severally its "systems") necessary for the Company and its Subsidiaries to carry on their business as presently contemplated to be conducted will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of their business operations. For purposes hereof, "Year 2000 Compliant" means that such systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. The Company and its Subsidiaries will (a) undertake an inventory, review and assessment of all areas within their businesses and operations that could be adversely affected by the failure of the Company and its Subsidiaries to be Year 2000 Compliant on a timely basis and (b) develop a plan and time line for becoming Year 2000 Compliant on a timely basis. The Company, when it reasonably determines such action necessary, will make written inquiry of each of its and its Subsidiaries' key suppliers, vendors, and customers, and will obtain in writing confirmations from all such Persons, as to whether such Persons have initiated programs to become Year 2000 Compliant. For purposes hereof, "key suppliers, vendors, and customers" refers to those suppliers, vendors, and customers of the Company and its Subsidiaries whose business failure could reasonably be expected to have a Material Adverse Effect. The Company does not control third party hardware or software systems that may interfere or exchange data with the Company's material hardware and software systems and the foregoing representation specifically excludes any representation that such third party hardware and software systems are Year 2000 Compliant.

                                  ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


     Purchaser represents and warrants to the Company, which representations and warranties shall survive the execution of any Basic Document, that as of the date of this Agreement:

     Section 4.01 Investment. Purchaser represents and warrants to, and covenants and agrees with, the Company that the Shares are being acquired for its own account, not as a nominee or agent, and with no intention of distributing or reselling the Shares or the Conversion Shares or any part thereof and that Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction which would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to Purchaser's right at all times to sell or otherwise dispose of all or any part of the Shares or the Conversion Shares under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If Purchaser should in the future decide to dispose of any of the Shares or the Conversion Shares, Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, and (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and
(b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Purchaser agrees to the imprinting, so long as appropriate, of a legend on each certificate representing the Securities to the effect as set forth above.

     Section 4.02 Nature of Purchaser. Purchaser represents and warrants to, and covenants and agrees with, the Company that, (a) it is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the

Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

     Section 4.03 Receipt of Information; Authorization. Purchaser acknowledges that it has had access to information regarding the business, assets, operations, financial condition and results of operations of the Company and has been provided a reasonable opportunity to ask questions of and receive answers from representatives of the Company regarding such matters. Purchaser further acknowledges that it is experienced in investing in corporations and businesses. Purchaser represents and warrants that the purchase of the Shares by it has been duly and properly authorized and this Agreement and each other Basic Document to which Purchaser is (or will at the Closing be) a signatory have been (or, with respect to the other Basic Documents, at the Closing will be) duly executed and delivered by it or on its behalf.

     Section 4.04 Anti-Hedging. Purchaser represents and warrants to, and covenants and agrees with, the Company that it will not at any time prior to the tenth anniversary of the Closing Date engage in any put, call, short-sale, hedge, straddle or similar transactions in Company's Capital Stock intended to reduce Purchaser's risk of owning the Company's Capital Stock, excluding index options or similar basket hedges.

     Section 4.05 Restricted Securities. Purchaser understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 of the Commission promulgated under the Securities Act.

     Section 4.06 Certain Fee. No fees or commissions will be payable by Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Securities or the consummation of the transaction contemplated by this Agreement. Purchaser agrees that it will, jointly and severally, indemnify and hold harmless the Company from and against any and all claims, demands, or liabilities for broker's, finders, placement, or other similar fees or commissions incurred by Purchaser or alleged to have been incurred by Purchaser in connection with the purchase of the Securities or the consummation of the transaction contemplated by this Agreement.

     Section 4.07 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of Purchaser that the Company is not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Company expressly set forth in this Agreement.

                                  ARTICLE V.
                             CONDITIONS TO CLOSING

     Section 5.01 Conditions to the Purchaser's Obligation to Purchase the Shares. In addition to any other applicable conditions set forth herein, Purchaser's obligation to purchase the Shares at the Closing is subject to the satisfaction of the following conditions, each of which may be waived in the sole discretion of Purchaser:

        (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Article III hereof shall be true and correct in all material respects as of the Closing Date, except (A) for changes contemplated by this Agreement and (B) for those representations and warranties that address matters only as of a particular date (which representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date). The Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

        (b) Legal Investment. On the Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws, regulations and NYSE listing rules to which Purchaser and the Company are subject.

        (c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the other Basic Documents (except for such as Purchaser determines may be properly obtained subsequent to the Closing Date).

        (d) Corporate Documents. The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

        (e) Secretary's Certificate; Good Standing Certificate. The Company shall have delivered to Purchaser a certificate executed by the Secretary of the Company, dated the Closing Date, certifying as to (A) the resolutions of the Board of Directors evidencing approval of the transactions contemplated by and from this Agreement and the Basic Documents and the authorization of the named officer or officers to execute and deliver this Agreement and the Basic Documents, (B) the Certificate of Incorporation and the Bylaws of the Company, in each case, as amended, and
     (C) certain of the officers of the Company, their titles and examples of their signatures. The Company shall have delivered to Purchaser a certificate of the Secretary of State of the State of Delaware, dated a recent date in relation to the Closing Date, that the Company is in good standing.

        (f) No Material Adverse Effect. No event or change has occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

        (g) All Consents. All other consents, including without limitation any required stockholder approval, and waivers necessary to complete the transactions under this Agreement and the other Basic Documents shall have been obtained by the Company.

        (h) Fees. The Company shall pay (A) the reasonable legal fees and costs of counsel to Purchaser incurred by Purchaser in the evaluation and negotiation of the proposed transaction, but in no event shall the Company be required to pay in excess of $50,000 for such fees and costs (the "Legal Fees"), (B) all filing fees associated with all filings required under the Hart-Scott-Rodino Act and any other notification or request for consent, approval or permission that may be required by statute, regulation or judicial decrees in connection with the proposed transaction (the "HSR Fees") and (C) the fee ("Fee") pursuant to the Fee Letter Agreement in the form attached hereto as Exhibit D.

        (i) Legal Opinion. Purchaser shall have received from legal counsel to the Company opinions addressed to it, dated as of the Closing Date, in the form substantially similar in substance to the forms of opinion attached hereto as Exhibits B-1 and B-2.

        (j) Certificate of Designation. The Certificate of Designation, in the form set forth in Exhibit A, shall have been adopted and executed by the Company and filed with and certified by the Secretary of State of the State of Delaware.

        (k) Investor's Rights Agreement. The Investor's Rights Agreement, in the form attached hereto as Exhibit C, shall have been executed and delivered by the Company.

        (l) Fee Letter Agreement. The Fee Letter Agreement, in the form attached hereto as Exhibit D, shall have been executed and delivered by the Company.

        (m) Strategic Alliance Agreement. The Strategic Alliance Agreement, in the form attached hereto as Exhibit E, shall have been executed and delivered by the Company.

        (n) Stockholder's Voting Agreement. A Stockholder's Voting Agreement, in the form attached hereto as Exhibit H, shall have been executed and delivered by the Company and the stockholders as set forth in Schedule 5.01(p).

        (o) HSR Compliance. Any waiting period applicable to the purchase of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired.

        (p) Waiver of Preemptive Rights. The holders of the Company's outstanding equity securities having preemptive rights in connection with the issuance of the Shares to be issued to Purchaser pursuant to this Agreement shall have waived all such rights.

        (q) Waiver to Issuance of Dividends. The Enron Affiliates and a majority of the Senior Lenders must waive (A) the prohibitions on the Company's ability or authority to pay dividends on the Series A Preferred Stock and
     (B) any other restrictions or negative covenants in the Enron Purchase Agreement and the Senior Credit Agreement, respectively, which, but for such waiver, would result in the failure of Purchaser to realize the full benefits and rights issued, granted or transferred to it under the Basic Documents.

        (r) Board of Directors. Upon the Closing, the authorized size of the Board of Directors of the Company shall consist of 10 members, and such members shall include Purchaser's two designees.

        (s) Audit Committee. Upon the Closing, the authorized size of the Audit Committee of the Board of Directors of the Company shall consist of 3 members, and such members shall include one designee of Purchaser.

        (t) NYSE Listing of Shares. The Company shall have filed a listing application and obtained the authorization of the NYSE for the issuance of the Shares and the underlying Conversion Shares.

     Section 5.02 Conditions to Obligations of the Company. In addition to any other applicable conditions set forth herein, the Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions, each of which may be waived in the sole discretion of the Company:

        (a) Representations and Warranties True. The representations and warranties made by Purchaser in Article IV hereof shall be true and correct in all material respects at the Closing Date with the same force and effect as if they had been made on and as the Closing Date, and Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by it on or before the Closing Date.

        (b) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the other Basic Documents (except for such as may be properly obtained subsequent to the Closing Date).

        (c) Strategic Alliance Agreement. The Strategic Alliance Agreement, in the form attached hereto as Exhibit E, shall have been executed and delivered by Purchaser.

        (d) Investor's Rights Agreement. The Investor's Rights Agreement, in the form attached hereto as Exhibit C, shall have been executed and delivered by Purchaser.

        (e) HSR Compliance. Any waiting period applicable to the purchase of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired.

                                  ARTICLE VI.
                                   COVENANTS

     Unless Purchaser's prior written consent to the contrary is obtained, the Company will, for the benefit of Purchaser, at all times comply with the covenants contained in this Article VI (or cause each Subsidiary's compliance with the applicable covenants), from the date hereof and for so long as Purchaser owns any Series A Preferred Stock or Conversion Shares.

     Section 6.01 Financial Statements and Reports. The Company shall deliver, or shall cause to be delivered, to Purchaser:

        (a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, the audited consolidated statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheets of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Senior Loan Agents (or in the absence of a Senior Loan, Purchaser) which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception. The provisions of this Section 6.01(a) shall be deemed satisfied as long as the Company timely files financial statements in accordance with, and meeting the requirements of, the Exchange Act, without extension.

        (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Company, consolidated statements of income, stockholder's equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as of the end of the prior fiscal year and at the end of such period, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments). The provisions of this Section 6.01(b) shall be deemed satisfied as long as the Company timely files financial statements in accordance with, and meeting the requirements of, the Exchange Act, without extension.

        (c) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and each regular or periodic report and any registration statement or prospectus in respect thereof filed by the Company with any securities exchange or the Commission or any successor agency. The requirements of this Section 6.01(c) shall be deemed to be satisfied as to those documents which are filed with the Commission, available generally to the public and distributed to the stockholders upon the timely filing of such documents with the Commission.

        (d) Other Matters. Subject to any applicable restrictions on disclosure, from time to time such other information regarding the business, affairs or financial condition of the Company (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as Purchaser may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 6.01 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

     Section 6.02 Maintenance, Etc. The Company shall and shall cause each Subsidiary to: (a) upon reasonable notice, permit representatives of Purchaser, during normal business hours, to examine, copy and make extracts from its financial books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably required by Purchaser; provided, however, that the Company shall not be obligated pursuant to this Section 6.02 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information; (b) preserve and maintain its corporate existence and all of its material attendant rights, privileges and franchises, keep appropriate books of record and account in relation to its business and activities; provided, however, that the Company may purchase or otherwise acquire all or substantially all of the stock or assets of, or otherwise acquire by merger or consolidation, any of its Subsidiaries, and any such Subsidiary may merge into, or consolidate with, or purchase or otherwise acquire all or substantially all of the assets or stock of, or sell all or substantially all of its assets or stock to, any other Subsidiary of the Company or the Company, in each case so long as (i) if the transaction is with the Company, the Company shall be the surviving entity to any such merger or consolidation or (ii) if the transaction is not with the Company, a Subsidiary shall be the surviving entity to any such merger or consolidation; (c) comply with all Governmental Requirements, including, without limitation, any Environmental Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect; and (d) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

     Section 6.03 Further Assurances. The Company will cure promptly any defects in the creation and issuance of the Shares and the Conversion Shares and the execution and delivery of the Basic Documents. The Company at its expense will promptly execute and deliver to Purchaser, upon request, all such other documents, agreements and instruments to correct any omissions in the Basic Documents or to make any recordings, to file any notices or obtain any consents, all as may reasonably be necessary or appropriate in connection therewith.

     Section 6.04 Efforts; Performance of Obligations. Each party agrees to use commercially reasonable efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement and the other Basic Documents. Each party will do and perform every act and discharge all of the obligations to be performed and discharged by it under the Certificate of Designation and the other Basic Documents, at the time and times and in the manner specified.

     Section 6.05 Shares. Company shall at all times during the term of the Series A Preferred Stock maintain a sufficient number of shares of Common Stock of the Company to be issued as Conversion Shares upon the conversion of all or part of the Shares.

     Section 6.06 Insurance. Company shall maintain such insurance as to comply with all requirements of law and agreements to which the Company or any subsidiary is a party and otherwise sufficient to adequately insure against such risks as are usually insured against in the same general area by companies engaged in the same or similar business for the assets and operations of the Company and each Subsidiary.

     Section 6.07 Use of Proceeds. The net purchase price of the Shares shall be used by the Company solely (a) for the Company's acquisition program, (b) for general working capital, and (c) to reduce senior debt.

     Section 6.08 Notification of Certain Matters. The Company shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement.

     Section 6.09 Co-operation upon Purchaser's Exit. Purchaser and Company mutually agree to use their best efforts (subject to the Company's fiduciary duties to its stockholders) to take such actions that will enable Purchaser to exit its investment in the Capital Stock of the Company in the most tax efficient manner (as determined by Purchaser in the reasonable exercise of its discretion) including, but not limited to, a redemption or a series of redemption's at fair market value or a recapitalization of Purchaser's interest in the Company and its operations on a pretax basis (and calling a stockholders' meeting, if required, and recommending the approval of said exit, subject, in all cases, to the Company's fiduciary duties to its stockholders). The Company will use commercially reasonable efforts to secure the agreement of certain mutually agreed upon stockholders of the Company to vote for such action, consistent with the stockholders' fiduciary duties (if any) to the Company or its stockholders.

     Section 6.10 Co-operation Upon Purchaser's Acquisition of Common Stock.
If Purchaser acquires shares of Common Stock from stockholders of the Company in privately negotiated or open market transactions, Purchaser and Company mutually agree to use their best efforts (subject to the Company's fiduciary duties to its stockholders) to take such actions that will enable Purchaser to hold such shares in the most tax efficient manner (as determined by Purchaser in the reasonable exercise of its discretion), including, but not limited to, the grant of a right to convert or exchange such shares of Common Stock into or for a new series of preferred stock or a different class of common stock, in each case, having similar attributes as the Series A Preferred Stock (and calling a stockholders' meeting at the earliest opportunity after a request by Purchaser and recommending the approval of such actions, subject, in all cases, to the Company's fiduciary duties to its stockholders). The Company will use commercially reasonable efforts to secure the agreement of certain Stockholders of the Company to vote for such action, consistent with the stockholders' fiduciary duties (if any) to the Company or its stockholders.

     Section 6.11 Assistance in Purchasing Common Stock. To assist Purchaser in its efforts to acquire, in one or more privately negotiated transactions, Common Stock currently outstanding, the Company shall identify current stockholders that may potentially desire to sell their Common Stock and will provide contact information regarding such holders.

     Section 6.12 Extent of Permitted Dilution. The Company shall not adopt any Stockholders Rights Plan that could have the effect of reducing UtiliCorp's Fully Diluted Ownership Ratio below 49.9%.

     Section 6.13 Termination of Certain Covenants. The covenants set forth in Sections 6.01, 6.02, 6.06, 6.09, and 6.10 shall terminate and be of no further force and effect if UtiliCorp's

Fully Diluted Ownership Ratio is less than 5%. The covenant set forth in Section
6.12 shall terminate and be of no further force and effect if UtiliCorp's Fully Diluted Ownership Ratio is less than 10%.

     Section 6.14 Enforceability of Basic Documents. In the event a party becomes aware of an actual or potential threat to the enforceability, legality or validity of the Basic Documents, such party shall immediately notify the other party of such threat, and the parties shall, through lawfully and commercially reasonable efforts, defend the Basic Documents against such threat.

     Section 6.15 Nomination of UtiliCorp Director Designee(s). If at any time UtiliCorp would be entitled to elect one or more directors to the Company's Board of Directors pursuant to the terms of Section 3(b) of the Certificate of Designation, but for the unenforceability of such provision under applicable law, the Company agrees to cause the person(s) that would have been designated by UtiliCorp under such section to be nominated as directors to the Company's Board of Directors.

                                 ARTICLE VII.
                                 MISCELLANEOUS

     Section 7.01 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." Whenever the Company has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by Purchaser, such action shall be in Purchaser's sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. The representation and warranties shall survive for the applicable two-year periods identified in the first paragraph of Article III above, and the covenants made in this Agreement, or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Company or Purchaser or (b) acceptance of any of the Securities and payment therefor and repayment or repurchase thereof. All indemnification obligations of the Company and the provisions of Section 7.02 shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing those individual Sections, regardless of any purported general termination of this Agreement.

     Section 7.02  Indemnification, Costs and Expenses.

        (a) Indemnification Regarding Company Activities. The Company agrees to indemnify Purchaser, and its officers, directors, employees, representatives, agents, attorneys, and Affiliates (collectively, "Related Parties") from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), claims, demands, and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, net of any insurance paid to Purchaser under Company's insurance arrangements, (collectively, the "Indemnity Matters") which may be incurred by them or asserted against or involve any of them as a result of a claim by a Person that is not an Affiliate of Purchaser or any Related Parties under clauses (i), (ii), (iii) and (v) below (whether or not any of them is designated a party thereto) as a result of, arising out of, or in any way related to (i) any actual or proposed use by the Company of the proceeds of any sale of the Securities, (ii) the operations of the business of the Company or any of its Affiliates, (iii) the failure of the Company or any of its Affiliates to comply with any Governmental Requirement, (iv) the breach of the representations, warranties and covenants of the Company contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties, or (v) any other aspect of this Agreement and the other Basic Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation, or inquiries), or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNITEE (but not Indemnity Matters related solely to the gross negligence or willful misconduct of any Indemnitee).

        (b) Indemnification Regarding Taxes. The Company agrees to pay and hold Purchaser harmless from and against any and all present and future stamp and other similar taxes with respect to this Agreement and Basic Documents and save Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and will indemnify Purchaser for the full amount of taxes paid by Purchaser (not to include income or gross receipt tax liability) in respect of payments made or to be made under this Agreement or any other Basic Document and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted.

        (c) Indemnification Regarding Environmental Matters. The Company agrees to indemnify and hold harmless from time to time Purchaser, and their respective Related Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages, and liabilities to which Purchaser and their respective Related Parties may incur, have asserted against them or involve any of them pursuant to a claim by a Person that is not an Affiliate of Purchaser or any Related Parties (i) under any Environmental Law applicable to the Company, any Subsidiary, or any of their respective Properties, (ii) as a result of the breach or non-compliance by the Company or any Subsidiary with any Environmental Law applicable to the Company or any Subsidiary, or any of their respective Properties, (iii) due to the ownership by the Company or any Subsidiary of their respective Properties or any activity on any of their respective Properties, or any past activity on any of their respective Properties which, though lawful and fully permissible at the time, could result in present liability under any

     Environmental Law, (iv) the presence, use, release, storage, treatment, or disposal of hazardous substances on or at any of the properties owned or operated by the Company or any Subsidiary, or (v) any other environmental, health, or safety condition in connection with this Agreement or any other Basic Document.

        (d) Indemnification Procedure. Promptly after Purchaser or other Person indemnified hereunder (hereinafter, the "Indemnified Party") has received notice or has knowledge of any claim for indemnification hereunder, or the commencement of any action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the Company written notice of such claim or the commencement of such action or proceeding, but failure so to notify the Company will not relieve the Company from any liability which it may have to such Indemnified Party hereunder except to the extent that the Company is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim. The Company shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Company pursues the same diligently and in good faith. If the Company undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Company and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Company with any books, records and other information reasonably requested by the Company and in the Indemnified Party's possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Company. After the Company has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Company diligently pursues such defense, the Company shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof or (ii) if (A) the Company has failed to assume the defense and employ counsel or
     (B) if the defendants in any such action include both the Indemnified Party and the Company and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to the Company or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Company, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Company as incurred, and the Company shall not settle any such claim without the consent of the Indemnified Party unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnified Party undertakes such a defense through counsel of its choice, the Indemnified Party may settle such matter, and the Company shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

        (e) Survival. The Company's obligations under this Section 7.02 shall survive any termination of this Agreement and the payment of the Obligations.

        (f) Acknowledgement. THE INDEMNIFICATION AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM (i) THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR (ii) ANY ACTION THAT SUBJECTS THE INDEMNIFIED PARTY TO CLAIMS PREMISED IN WHOLE OR IN PART IN STRICT LIABILITY. COMPANY AND PURCHASER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

     Section 7.03  No Waiver; Modifications in Writing.

        (a) Delay. No failure or delay on the part of either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

        (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by the Company and Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     Section 7.04 Binding Effect; Assignment.

        (a) Binding Effect. This Agreement shall be binding upon the Company, Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns.

        (b) Assignment of Shares. All or any portion of Shares purchased pursuant to this Agreement may be sold, assigned or pledged by Purchaser, subject to compliance with applicable securities laws and the restrictions on transfer set forth in the Investor's Rights Agreement. The Conversion Shares may be sold, assigned or pledged by Purchaser, subject to compliance with applicable securities laws and the Investor's Rights Agreement.

        (c) Assignment of Rights. All or any portion of the rights and obligations of Purchaser under this Agreement with respect to the Basic Documents, except as set forth therein, may be transferred by Purchaser; provided, however, that the rights set forth in the Investor's

     Rights Agreement may not be transferred to a transferee of the Shares or Conversion Shares without the prior written consent of the Company, except in the case of transfers to one or more Affiliates of Purchaser in accordance with the terms and conditions of the Investor's Rights Agreement. Upon any permitted assignment of the Basic Documents, the assignee shall succeed to all of the assignor's rights and obligations under the Basic Documents to the extent assigned and Purchaser shall be automatically released from any such obligations hereunder with respect to the Basic Documents to the extent assigned, except in the case of an assignment to an Affiliate of Purchaser in which event Purchaser shall (i) not be released from its obligations under the Strategic Alliance Agreement and (ii) be secondarily liable in respect of its obligations under the other Basic Documents. Upon the request of Purchaser in connection with any transfer of the Shares or Conversion Shares, the Company shall execute and deliver any amendment to this Agreement, and the other Basic Documents reasonably requested by Purchaser to reflect the transfer and delineate the rights of the transferor and the transferee provided that the Company shall not be liable for the expenses incurred in documenting such amendment.

     Section 7.05 Replacement Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any certificate or certificates representing Shares or Conversion Shares and, in the case of any such loss, theft, or destruction, upon delivery of any indemnity or other obligation reasonably requested by the Company or its transfer agent to the Company or, in the case of any such mutilation, upon surrender or cancellation thereof, the Company will issue a new certificate.

     Section 7.06 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

     If to Purchaser:


     UtiliCorp United Inc.
     20 West Ninth Street
     Kansas City, Missouri 64105
     Attention:  Robert Green
     Telecopier:  (816) 467-3595
     Email:  bgreen@utilicorp.com

     If to the Company:

     Quanta Services, Inc.
     1360 Post Oak Boulevard, Suite 2100
     Houston, Texas  77056
     Attention:  Vice President and General Counsel
     Telecopier:  (713) 629-7676
     Email:  beastman@quantaservices.com

or to such other address as the Company or any Purchaser may designate in writing. All other communications may be by regular mail or Internet electronic mail. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if telecopied or sent via Internet electronic mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

     Section 7.07 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Missouri without regard to principles of conflicts of laws.

     Section 7.08 Arbitration. Any action, dispute, claim or controversy of any kind between the Company and a Purchaser arising out of, or pertaining to this Agreement or the transactions contemplated hereby (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 7.08, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction. Any arbitration shall be conducted before a three person panel of arbitrators. Such panel shall consist of one person designated by the Company, one designated by Purchaser and one designated by the designees of the Company and Purchaser (collectively, the "Arbitrators"). Such arbitrators designated by each of the Company and Purchaser do not have to be neutral. If either of the Company or Purchaser fails to designate an arbitrator within 10 days after the filing of the Dispute with the AAA, or either of the Company or Purchaser's arbitrators fails to designate a third arbitrator within 30 days after the later of their appointments, the third arbitrator shall be appointed by the AAA. An arbitration proceeding hereunder shall be conducted in Kansas City, Missouri, and shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrators shall be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. No award by the Arbitrators shall assess consequential, punitive or exemplary damages or damages for lost profits but may assess costs and expenses in a manner deemed equitable. The arbitrator shall make specific written findings of fact and conclusions of law. The decision of the arbitrator shall be final and binding on each party. All fees of the Arbitrators and any engineer, accountant or other consultant engaged by the Arbitrators shall be paid by the Company and Purchaser as awarded by the Arbitrators.

     Section 7.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

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     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

               QUANTA SERVICES, INC.,
               a Delaware corporation

               By: /s/ Brad Eastman
                   -------------------------
               Name: Brad Eastman
               Title: Vice President, Secretary and General Counsel



               UTILICORP UNITED INC.,
               a Delaware corporation

               By: /s/ Robert Green
                   -------------------------
               Name: Robert Green
               Title: President



                               SIGNATURE PAGE TO
                         SECURITIES PURCHASE AGREEMENT

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